Exhibit 99.1

Dear Shareholders,	Philip Moyer, CEO Gillian Munson, CFO .

We enter Q2 2024 with a lot of enthusiasm for Vimeo and the future ahead. Philip Moyer has joined us as CEO, our business continues to demonstrate that it has a strong resilience and an enviable financial foundation, video continues to be a growing business, and the opportunity for AI in video is becoming more and more clear.

In Q1, we delivered bookings and revenue increases and our third consecutive quarter of double-digit Adjusted EBITDA. Revenue grew 1% and bookings were up slightly year-over-year. Net income and Adjusted EBITDA* were $6 million and $12 million, respectively.

We believe our top line results demonstrate our model’s resilience and the enduring strength of our products. Vimeo Enterprise grew bookings 47% and revenue 60% year-over-year, and momentum continued with customer wins such as Delta, Nissan, NATO, and 7-Eleven. This was partially offset by Other bookings decline of 12% and revenue decline of 19% due primarily to product deprecations. In Self-Serve & Add-Ons, we reduced our underperforming advertising spend and didn’t see the same magnitude decline in bookings as they fell 6%, with new bookings down significantly less than the spending cut, and revenue fell only 2%.

We have also been on a path to rationalize expenses which was clearly reflected in the quarter. Q1 GAAP operating expenses were down 5% and non-GAAP operating expenses* were down 10% year-over-year. Operating expenses are down more than $20 million compared to the same period just 2 years ago. This is driving solid profitability.

With the foundational work of the last year and Philip on board we have significant opportunity ahead. Given the transitions under way, we believe that continuing to target our 2024 annual guidance of revenue between $385 and $400 million, targeting operating loss of approximately $3 million, and continuing to target flat Adjusted EBITDA year-over-year (including roughly $5 million of incremental cash bonus expense replacing equity grants) is appropriate. On revenue we certainly feel more confident in our ability to at least achieve the low end of the range thanks to Q1 performance. Likewise, while we are pleased by our Q1 Adjusted EBITDA result, we expect to begin to reinvest incremental profit in revenue and profit growth initiatives, particularly in the second half of the year. If the opportunities ahead are great enough we may decide to invest further to drive future revenue growth, though our commitment to profitability is unwavering.

Given our financial strength and Free Cash Flow profile, we expect to begin to act on our existing buyback authorization of $50 million, at a minimum to reduce dilution from share issuances.

We extend our deepest thanks to Adam Gross for stepping in as Interim CEO. Thanks to his leadership, we have become more focused on product-led growth, made progress in streamlining our go-to-market model, reduced costs, and signed leading enterprises. We’re happy that he is staying on the Board and look forward to his continued guidance and support.

Thank you!

Philip Moyer                                            Gillian Munson
Chief Executive Officer                                         Chief Financial Officer

*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

Q1 Financial
Overview

Bookings
& Revenue

Total bookings were $98 million, up slightly year-over-year, and total revenue was $105 million, up 1% year-over-year, with both led by strength in Vimeo Enterprise.

*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

Vimeo
Enterprise

In Q1, Vimeo Enterprise year-over-year bookings and revenue growth were 47% and 60%, respectively. Vimeo Enterprise comprised 20% of total bookings and 18% of total revenue in the quarter. While Vimeo Enterprise bookings have been larger than Other in absolute dollars for several quarters, in Q1 Vimeo Enterprise revenue surpassed Other, which is a nice milestone to hit as this product becomes a bigger driver of our overall revenue growth.

Metrics continued to be encouraging in Q1. Subscribers grew 47% year-over-year to 3,700, ARPU was up 7% to $21,203, and Monthly Active Team Users were up more than 150% year-over-year. We launched Vimeo Central, our secure, AI-powered video hub designed to boost employee engagement, collaboration, and productivity.

Vimeo Enterprise continued to be used by some of the largest companies in the world, and we had some impressive new customer wins in Q1. To name a few, Delta, Purdue University, and Nissan signed up for our recently launched Vimeo Central offering, 7-Eleven and NATO for organizing and managing videos, Cambridge University Press for onboarding and training, Deloitte for live events, and Petco and Capgemini for executive communications and all hands.

*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

Self-Serve
& Add-Ons

In Q1, Self-Serve & Add-Ons year-over-year bookings and revenue were down 6% and 2%, respectively. Growth was impacted in part by our decision to scale back on underperforming advertising spend in 2024. Encouraging in the quarter was that the bookings decline, both overall and importantly in new bookings, was significantly less than the reduction made in advertising spend, demonstrating the enduring strength of Vimeo’s products. This was achieved thanks to 2023 product work, and being more consistent and intentional in how we communicate changes to our platform and the value they create for customers.

Subscribers were down 9% in Q1 while ARPU grew 6% year-over-year. The increase in ARPU was driven primarily by a mix shift towards bandwidth add-ons and to higher priced plans.

We again saw stability in retention rates in Q1, with Self-Serve & Add-Ons logo retention up slightly both sequentially and year-over-year.
*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

Other

In Q1, Other year-over-year bookings and revenue were down 12% and 19%, respectively. Within that, OTT bookings were up year-over-year in Q1, helped by a large renewal. OTT continued to become an increasingly larger portion of the Other category, now roughly 85% of Other bookings.

Expenses
& Profitability

We continued to manage our expenses with discipline in Q1 to strengthen our financial foundation.

GAAP cost of revenue was $23 million, down 1% year-over-year. GAAP and non-GAAP gross profit margin* were both 78% in the quarter, a one percentage point increase on a GAAP basis and essentially flat on a non-GAAP basis year-over-year.

Total GAAP operating expenses were down 5% and non-GAAP operating expenses* were down 10% year-over-year. Q1 headcount ended at 1,024, down 8% year-over-year, with a significant majority of the reduction coming from sales and marketing. As discussed last quarter, we made the decision to substitute cash bonuses for equity grants as part of our effort to manage dilution. As a result, some of the impact of headcount reductions and other cost containment initiatives on our cost structure was partially offset by the expense for these cash bonuses in the quarter.

*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

In research and development, we continued to innovate on our product experience in an efficient manner. We made product investments in Q1, a number of which were part of our Vimeo Central release. GAAP research and development expense was down 10% year-over-year, while non-GAAP research and development expense* increased 3%, with the delta due to restructuring costs and the impact of executive departures in 2023 on stock-based compensation expense.

In sales and marketing, we executed on our strategic decision to focus on driving efficiency in our advertising spend. Our performance in Self-Serve & Add-Ons this quarter added to our conviction that reducing underperforming advertising spend while focusing on product-led growth initiatives is the best way to build a more efficient customer acquisition model over time. Both GAAP and non-GAAP sales and marketing expense* were down 19% year-over-year, with non-GAAP sales and marketing expense* representing 28% of revenue in the quarter, a reduction of 7 percentage-points year-over-year.

In general and administrative, our focus is on driving efficiency and scaling operations over time. In Q1, GAAP general and administrative expense increased 94% year-over-year to $18 million, due primarily to a $10 million year-over-year increase in stock-based compensation expense, which was negative in the first quarter of 2023 as a result of the transition of our former Board Chairman to an advisor role. Non-GAAP general and administrative expense* was down 7% year-over-year in Q1, due in part to lower compensation expense and other employee-related costs driven by lower headcount.

Total stock-based compensation expense was $7 million in Q1, up $8 million year-over-year primarily driven by Board and executive turnover in 2023.

Depreciation decreased by $1 million year-over-year due primarily to costs associated with an asset retirement obligation incurred in the first quarter of 2023 related to the Company's international operations.

Net income was $6 million in Q1, an increase of $7 million year-over-year. Adjusted EBITDA* was $12 million in the quarter, an increase of $9 million year-over-year. Both Basic and Diluted EPS were $0.04.

*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

Balance Sheet &
Cash Flow Highlights

We ended Q1 with $304 million in cash and cash equivalents, up $3 million from the prior quarter. We generated $6 million in cash flow from operations in the quarter despite a $10 million decrease in accounts payable and other liabilities, largely driven by the payment of 2023 annual cash bonuses. We ended the quarter with $24 million in accounts receivable, down $2 million from the prior quarter thanks to our improved collections process, leading to days sales outstanding of 22 in Q1, a 15% decrease year-over-year. Net cash provided by operating activities was $6 million in the quarter, and Free Cash Flow* was $7 million, which excludes the impact of $1 million in restructuring costs.

Q2 Guidance

For the second quarter of 2024, we expect:

•Revenue to be slightly below $100 million (down ~3% year-over-year)
•Operating loss to be approximately breakeven
•Adjusted EBITDA* to be around $8 million

As mentioned at the beginning of this letter, we are maintaining FY’24 guidance as our target. We continue to believe that we are putting Vimeo on a path to return to profitable revenue growth, recognizing that the path to growth will not be linear. Looking ahead to Q2, we expect revenue to decline sequentially as it did in 2023. Additionally, we expect year-over-year bookings growth to decelerate due to some tougher comparisons for Vimeo Enterprise and Other and the continued impact of our move to more efficient marketing spending.
*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

GAAP FINANCIAL STATEMENTS
VIMEO, INC. CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share data)

	Three Months Ended March 31,
	2024	2023
Revenue	$104,910	$103,582
Cost of revenue (exclusive of depreciation shown separately below)	23,443	23,672
Gross profit	81,467	79,910
Operating expenses:
Research and development expense	28,135	31,260
Sales and marketing expense	32,305	39,987
General and administrative expense	18,034	9,306
Depreciation	57	928
Amortization of intangibles	347	1,234
Total operating expenses	78,878	82,715
Operating income (loss)	2,589	(2,805)
Interest expense	—	(121)
Other income, net	3,816	2,644
Earnings (loss) before income taxes	6,405	(282)
Income tax provision	(332)	(416)
Net earnings (loss)	$6,073	$(698)

Per share information:
Basic earnings (loss) per share	$0.04	$—
Diluted earnings (loss) per share	$0.04	$—
Weighted average shares outstanding used in the computation of net earnings (loss) per share:
Basic	165,033	161,833
Diluted	168,996	161,833

Stock-based compensation expense by function:
Cost of revenue	$147	$141
Research and development expense	3,823	4,918
Sales and marketing expense	1,821	2,487
General and administrative expense	1,181	(8,655)
Total stock-based compensation expense	$6,972	$(1,109)

VIMEO, INC. CONSOLIDATED BALANCE SHEET
($ in thousands)
	March 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$304,277	$301,372
Accounts receivable, net	24,402	26,605
Prepaid expenses and other current assets	24,868	23,491
Total current assets	353,547	351,468

Leasehold improvements and equipment, net	711	607
Goodwill	245,406	245,406
Intangible assets with definite lives, net	2,282	2,629
Other non-current assets	23,384	22,810
TOTAL ASSETS	$625,330	$622,920

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Accounts payable, trade	$4,532	$4,696
Deferred revenue	165,719	168,610
Accrued expenses and other current liabilities	48,252	53,573
Total current liabilities	218,503	226,879

Other long-term liabilities	14,033	13,809

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock	1,594	1,585
Class B common stock	94	94
Preferred stock	—	—
Additional paid-in capital	779,191	774,587
Accumulated deficit	(387,262)	(393,335)
Accumulated other comprehensive loss	(823)	(699)
Total shareholders' equity	392,794	382,232
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$625,330	$622,920

VIMEO, INC. CONSOLIDATED STATEMENT OF CASH FLOWS
($ in thousands)
	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net earnings (loss)	$6,073	$(698)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Stock-based compensation expense	6,972	(1,109)
Amortization of intangibles	347	1,234
Depreciation	57	928
Provision for credit losses	(81)	(119)
Loss on the sale of an asset	—	37
Non-cash lease expense	1,182	1,126
Other adjustments, net	(58)	(27)
Changes in assets and liabilities:
Accounts receivable	1,758	2,198
Prepaid expenses and other assets	2,145	1,610
Accounts payable and other liabilities	(10,383)	(8,440)
Deferred revenue	(2,422)	2,017
Net cash provided by (used in) operating activities	5,590	(1,243)
Cash flows from investing activities:
Capital expenditures	(160)	(86)
Proceeds from the sale of an asset	—	639
Net cash (used in) provided by investing activities	(160)	553
Cash flows from financing activities:
Amounts related to settlement of equity awards	(2,205)	(1,709)
Proceeds from exercise of stock options	12	79
Contingent consideration payment	—	(3,297)
Other	—	(265)
Net cash used in financing activities	(2,193)	(5,192)
Total cash provided (used)	3,237	(5,882)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(141)	(257)
Net increase (decrease) in cash and cash equivalents and restricted cash	3,096	(6,139)
Cash and cash equivalents and restricted cash at beginning of period	301,436	274,834
Cash and cash equivalents and restricted cash at end of period	$304,532	$268,695

VIMEO, INC. DISAGGREGATED REVENUE AND OPERATING METRICS
(In thousands except per ARPU)

	Three Months Ended March 31,
	2024	2023
Disaggregated Revenue
Self-Serve & Add-Ons	$69,912	$71,602
Vimeo Enterprise	18,467	11,572
Other	16,531	20,408
Total revenue	$104,910	$103,582

Operating Metrics
Self-Serve & Add-Ons:
Subscribers	1,348.6	1,478.5
Average Subscribers	1,364.2	1,491.8
ARPU	$206	$195
Bookings	$66,866	$71,374

Vimeo Enterprise:
Subscribers	3.7	2.5
Average Subscribers	3.5	2.4
ARPU	$21,203	$19,831
Bookings	$19,935	$13,531

Other:
Subscribers	60.4	83.6
Average Subscribers	63.7	88.5
ARPU	$1,044	$935
Bookings	$11,329	$12,855

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
($ in millions; rounding differences may occur)

	Three Months Ended March 31,
	2024	2023	2022
Reconciliation of non-GAAP gross profit:
GAAP Gross profit	$81.5	$79.9	$81.6
Gross Margin	78%	77%	75%
Add back: Stock-based compensation expense	0.1	0.1	0.2
Add back: Restructuring costs	0.1	0.3	—
Non-GAAP Gross Profit	$81.7	$80.3	$81.8
Non-GAAP Gross Margin	78%	78%	75%

Reconciliation of non-GAAP operating expenses:
GAAP Research and development expense	$28.1	$31.3	$34.4
% of Revenue	27%	30%	32%
Less: Stock-based compensation expense	3.8	4.9	4.7
Less: Restructuring costs	0.1	2.8	—
Non-GAAP Research and development expense	$24.2	$23.5	$29.7
% of Revenue	23%	23%	27%

GAAP Sales and marketing expense	$32.3	$40.0	$43.2
% of Revenue	31%	39%	40%
Less: Stock-based compensation expense	1.8	2.5	0.9
Less: Restructuring costs	1.1	1.1	—
Non-GAAP Sales and marketing expense	$29.4	$36.4	$42.2
% of Revenue	28%	35%	39%

GAAP General and administrative expense	$18.0	$9.3	$28.6
% of Revenue	17%	9%	26%
Less: Stock-based compensation expense	1.2	(8.7)	8.4
Less: Contingent consideration fair value adjustments	—	0.1	—
Less: Restructuring costs	0.9	0.7	—
Non-GAAP General and administrative expense	$16.0	$17.2	$20.2
% of Revenue	15%	17%	19%

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
($ in millions except per share data; shares in thousands; rounding differences may occur)

	Three Months Ended March 31,
	2024	2023	2022
Reconciliation of net earnings (loss) to Adjusted EBITDA:
Net earnings (loss)	$6.1	$(0.7)	$(26.6)
Add back:
Income tax provision	0.3	0.4	0.5
Other income, net	(3.8)	(2.6)	(0.3)
Interest expense	—	0.1	0.1
Operating income (loss)	2.6	(2.8)	(26.3)
Operating Income (Loss) Margin	2%	(3)%	(24)%
Add back:
Stock-based compensation expense	7.0	(1.1)	14.2
Depreciation	0.1	0.9	0.4
Amortization of intangibles	0.3	1.2	1.3
Contingent consideration fair value adjustments	—	0.1	—
Restructuring costs	2.2	4.9	—
Adjusted EBITDA	$12.2	$3.2	$(10.4)
Adjusted EBITDA Margin	12%	3%	(10)%

Computation of Free Cash Flow:
Net cash provided by (used in) operating activities	$5.6	$(1.2)	$(26.8)
Add: Restructuring costs	1.4	4.5	—
Add: Contingent consideration	—	1.7	—
Less: Capital expenditures	(0.2)	(0.1)	(0.5)
Free Cash Flow	$6.9	$4.9	$(27.3)

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL OUTLOOK
($ in millions; rounding differences may occur)

	Three Months Ended June 30, 2024	Twelve Months Ended December 31, 2024
Operating loss to Adjusted EBITDA:
Operating loss	$(0.4)	$(2.5)
Add back:
Stock-based compensation expense	8.1	33.1
Depreciation	—	0.2
Amortization of intangibles	0.3	1.4
Restructuring costs	—	2.2
Adjusted EBITDA	$8.0	$34.4

PRINCIPLES OF FINANCIAL REPORTING

We have provided in this press release certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP gross profit, non-GAAP operating expenses, and free cash flow, to supplement our financial information presented in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures. However, our presentation of these non-GAAP financial measures may differ from the presentation of similarly titled measures by other companies. Adjusted EBITDA is one of the metrics on which our internal budgets are based and also one of the metrics by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. We endeavor to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure. We encourage investors to examine the reconciling adjustments between the GAAP and corresponding non-GAAP measure.

From time to time, we provide forward-looking outlook information, including for Adjusted EBITDA. Adjusted EBITDA used in our outlook will differ from net earnings (loss) and operating income (loss) in ways similar to the reconciliations provided above and the definitions of Adjusted EBITDA provided below.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") is defined as operating income (loss) excluding: (1) stock-based compensation expense; (2) depreciation; (3) acquisition-related items consisting of (i) amortization of intangible assets, (ii) impairments of goodwill and intangible assets, if applicable, and (iii) gains and losses recognized on changes in the fair value of contingent consideration arrangements; and (4) restructuring costs associated with exit or disposal activities such as a reduction in force. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because these items are either non-cash or non-recurring in nature and are collectively referred to as "Adjusted EBITDA Non-GAAP Adjustments." Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Adjusted EBITDA Margin is Adjusted EBITDA, divided by revenue.
Non-GAAP Gross Profit excludes stock-based compensation expense and restructuring costs included in Cost of revenue.

Non-GAAP Gross Margin is Non-GAAP Gross Profit, divided by revenue.
Non-GAAP Operating Expenses include Non-GAAP Research and development expense, Non-GAAP Sales and marketing expense, and Non-GAAP General and administrative expense. These Non-GAAP operating expenses exclude Adjusted EBITDA Non-GAAP Adjustments in their respective expense items.

Free Cash Flow is defined as net cash provided by, or used in, operating activities excluding restructuring costs and contingent consideration payments included in operating activities, less cash used for capital expenditures. We believe Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash.

Items That Are Excluded From Non-GAAP Measures

Stock-based compensation expense consists of expense associated with the grants of Vimeo stock-based awards. These expenses are not paid in cash and we view the economic costs of stock-based awards to be the dilution to our share base. We also consider the dilutive impact of stock-based awards in GAAP diluted earnings per share, to the extent such impact is dilutive.

Depreciation is a non-cash expense relating to our leasehold improvements and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer relationships, technology and trade names, are valued and amortized over their estimated lives. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Restructuring costs consist of costs associated with exit or disposal activities such as severance and other post-employment benefits paid in connection with a reduction-in-force. We consider these costs to be non-recurring in nature and therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Operating Metrics and Key Terms

Self-Serve & Add-Ons relates to our subscription plans sold directly online, and any add-on services tied to those online subscriptions. This includes our Starter, Standard, and Advanced subscription plans, and add-on services such as bandwidth charges, which are sold through our sales force to subscribers of one of our plans if they exceed a certain threshold of bandwidth.
Vimeo Enterprise relates to our video offering designed for teams and organizations, which includes the same capabilities of Self-Serve & Add-Ons plus enterprise-grade features such as advanced security, custom user permissions, single-sign on for employees, interactive video tools, and marketing software integrations. Vimeo Enterprise is sold through our sales force and is often an upgrade from Vimeo's Self-Serve & Add-Ons as the number of users or use cases in an organization grows.

Other relates to products and services we offer outside of Self-Serve & Add-Ons and Vimeo Enterprise, primarily our over-the-top ("OTT") video monetization solution that allows customers to launch and run their own video streaming channel directly to their audience through a branded web portal, mobile apps and Internet-enabled TV apps. Other also includes Magisto, Livestream, Wibbitz, and WIREWAX.
Subscribers is the number of users who have an active subscription to one of Vimeo's paid plans measured at the end of the relevant period. Vimeo counts each account with a subscription plan as a subscriber. In the case of customers who maintain accounts across Self-Serve & Add-Ons, Vimeo Enterprise, and Other, Vimeo counts them as one subscriber for each of the components in which they maintain a subscription. Vimeo does not count team members who have access to a subscriber's account as additional subscribers.
Average Subscribers is the sum of the number of Subscribers at the beginning and at the end of the relevant measurement period divided by two.
Average Revenue per User ("ARPU") is the annualized revenue for the relevant period divided by Average Subscribers. For periods that are less than a full year, annualized revenue is calculated by dividing the revenue for that particular period by the number of calendar days in the period and multiplying this value by the number of days in that year.
Bookings consists of fixed fees for SaaS services, measured at the end of the relevant period, that subscribers have paid or committed to pay during their subscription period or 12 months, whichever is shorter, less refunds and chargebacks during the same period.
Gross Margin is revenue less cost of revenue, divided by revenue.
Operating Income (Loss) Margin is Operating income (loss), divided by revenue.
Monthly Active Team Users is any user operating as part of a Vimeo Enterprise team account that logged in or committed any action in Vimeo over the course of a given month, averaged over the reported period.

DILUTIVE SECURITIES

Vimeo has various dilutive securities. The table below details these securities as well as estimated dilution at various stock prices (shares in millions; rounding differences may occur).

	Shares	Avg. Exercise Price	As of 5/2/2024	Dilution at:

Share Price			$3.65	$4.00	$6.00	$8.00	$10.00

Common Stock Outstanding as of 5/2/2024	169.3		169.3	169.3	169.3	169.3	169.3

SARs and Stock Options	12.3	$5.56	—	—	—	1.5	2.7
RSUs	12.3		6.4	6.4	6.4	6.4	6.4
Total Estimated Dilution			6.4	6.4	6.4	7.9	9.1
% Dilution			3.8%	3.8%	3.8%	4.7%	5.4%
Total Estimated Diluted Shares Outstanding			175.6	175.6	175.6	177.2	178.4

The dilutive securities presentation is calculated using the methods and assumptions described below, which are different than those prescribed by GAAP.

The estimated dilutive effect was calculated assuming the Company settles equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, adjusted for (i) the estimated income tax benefit from the tax deduction received upon the vesting or exercise of awards held in the U.S., as such tax benefit is assumed to be used to repurchase shares of Vimeo common stock and (ii) in the case of stock options, the strike price proceeds that are received by the Company and assumed to be used to repurchase shares of Vimeo common stock. The number of shares required to settle stock appreciation rights will be impacted by movement in the stock price of Vimeo.

OTHER INFORMATION

Cautionary Statement Regarding Forward-Looking Information

This press release and the Vimeo livestream which will be held at 5 p.m. Eastern Time on May 6, 2024, contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "will," "may," "could," "should," "would," "anticipates," "estimates," "expects," "plans," "projects," "forecasts," "intends," "targets," "seeks" and "believes," as well as variations of these words or comparable words, among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to Vimeo's expectations regarding future results of operations and financial condition, business strategy, and plans and objectives of management for future operations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions. Actual results could differ materially from those contained in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: adverse changes in economic conditions, changes in the regulatory landscape, including, in particular, changes in laws that might increase the liability of online intermediaries for user-generated content, reputational damage caused by problematic user content or our decisions to remove (or not remove) it; changes in policies implemented by third party platforms upon which we rely for traffic and distribution of mobile apps, increased competition in the online video category, our ability to convert visitors into uploaders and uploaders into paying subscribers, our ability to retain paying subscribers by maintaining and improving our value proposition, our ability to provide video storage and streaming in a cost-effective manner, our ability to successfully attract customers through our sales force, our ability to protect sensitive data from unauthorized access, the integrity, quality, scalability and redundancy of our systems, technology and infrastructure (and those of third parties with which we do business), our ability to successfully operate in and expand into additional international markets, our ability to adequately protect our intellectual property rights and not infringe the intellectual property rights of third parties, foreign exchange currency rate fluctuations, the impact of geopolitical events on our business, the possibility that our historical consolidated and combined results may not be indicative of our future results and the other factors set forth in the section titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission ("SEC") on February 22, 2024 as they may be updated by our periodic reports subsequently filed with the SEC, including our Quarterly Report on Form 10-Q to be filed with the SEC on May 7, 2024. Other unknown or unpredictable factors that could also adversely affect Vimeo’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Vimeo’s management as of the date of this communication. Vimeo does not undertake to update these forward-looking statements.

About Vimeo

Vimeo (NASDAQ: VMEO) is the world's most innovative video experience platform. We enable anyone to create high-quality video experiences to better connect and bring ideas to life. We proudly serve our community of millions of users – from creative storytellers to globally distributed teams at the world's largest companies – whose videos receive billions of views each month. Learn more at www.vimeo.com.

Contact Us

Vimeo Investor Relations
Ken Goff
ir@vimeo.com

Vimeo Communications
Ronda Morra
press@vimeo.com